EXHIBIT 4(b)                                               EXECUTION COUNTERPART
















                             TERM LOAN AGREEMENT


                        Dated as of January 18, 1996

                                 By and Among




                    BASIC AMERICAN MEDICAL PRODUCTS, INC.,
                                 as Borrower,

                           FUQUA ENTERPRISES, INC.,
                                as Guarantor,

                                     AND


                           SUNTRUST BANK, ATLANTA,
                                  as Lender

                             TERM LOAN AGREEMENT


        THIS TERM LOAN AGREEMENT, dated as of January 18, 1996 (the "Agreement"), by and among BASIC AMERICAN MEDICAL PRODUCTS, INC., a corporation organized and existing under the laws of the State of Georgia (the "Borrower"), SUNTRUST BANK, ATLANTA a banking corporation organized and existing under the laws of the State of Georgia (the "Lender") and, solely for the limited purposes of making the representations and warranties set forth in Article IV and agreeing to be bound by the covenants set forth in Article V below, FUQUA ENTERPRISES, INC., a corporation organized and existing under the laws of the State of Delaware (the "Guarantor").


                            W I T N E S S E T H:


        WHEREAS, subject to and upon the terms and conditions herein set forth, the Lender is willing to make available to the Borrower the credit facility provided for herein;

        NOW THEREFORE, for and in consideration of the sum of $10.00 in hand paid by the Lender to the Borrower and the Guarantor, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


                                  ARTICLE I

                                 DEFINITIONS

        SECTION 1.01 Definitions. In addition to the other terms defined herein and the terms incorporated herein by reference, the following terms used herein shall have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Adjusted LIBO Rate" shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate obtained by dividing (A) LIBOR for such Interest Period by (B) a percentage equal to 1 minus the then stated maximum rate (stated as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to Lender (or assignee thereof) which is a member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or against any successor category of liabilities as defined in Regulation D). As of the date of this Agreement, such stated maximum rate is 0.

        "Agreement" shall mean this Term Loan Agreement, either as originally executed or as it may be from time to time supplemented, amended, renewed or extended.

        "Bankruptcy Code" shall mean The Bankruptcy Code of 1978, as amended and in effect from time to time (11 U.S.C. Section 101 et seq.).

        "Base Rate" shall mean (with any change in the Base Rate to be effective as of the date of change of either of the following rates) the higher of (i) the rate which the Lender publicly announces from time to time as its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum. The Lender's prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to customers; the Lender may make commercial loans or other loans at rates of interest at, above or below the Lender's prime lending rate.

        "Base Rate Borrowing" shall mean the Term Loan when it is bearing interest at the Base Rate.

        "Borrower" shall mean Basic American Medical Products, Inc., a Georgia corporation, a wholly-owned subsidiary of Fuqua Enterprises, Inc., a Delaware corporation, its successors and permitted assigns.

        "Business Day" shall mean any day excluding Saturday, Sunday and any other day on which banks are required or authorized to close in Atlanta, Georgia and, if the applicable Business Day relates to Eurodollar Borrowings, any day on which trading is not carried on by and between banks in deposits of the applicable currency in the applicable interbank Eurocurrency market.

        "Closing Date" shall mean January 18, 1996, or such later date on which the Term Loan is advanced hereunder.

        "Deed to Secure Debt" shall mean that certain Deed to Secure Debt, Security Agreement and Assignment of Rents and Leases, dated as of even date herewith, made by the Borrower in favor of the Lender to secure the Term Loan and all other obligations arising pursuant to the Loan Documents, either as originally executed or as hereafter amended or modified.

        "Environmental Indemnity Agreement" shall mean that certain Environmental Indemnity Agreement, dated as of even date herewith, made by the Borrower in favor of Lender, either as originally executed or as hereafter amended, modified or supplemented.

        "Eurodollar Borrowing" shall mean the Term Loan when it is bearing interest at the Adjusted LIBO Rate.

        "Event of Default" shall have the meaning set forth in Article VI.

        "Federal Funds Rate" shall mean for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business
Day) by the Federal Reserve Bank of Atlanta, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender.

        "Fuqua Credit Agreement" shall mean that certain Credit Agreement, dated as of November 6, 1995, among the Guarantor, SunTrust Bank, Atlanta, as Agent, and the lenders named therein or from time to time party thereto, either as originally executed or as hereafter amended, modified or supplemented.

        "Guarantor" shall mean Fuqua Enterprises, Inc., a Delaware corporation.

        "Guaranty" shall mean that certain Guaranty Agreement, dated as of even date herewith, made by the Guarantor in favor of the Lender substantially in the form of Exhibit "B" attached hereto, either as originally executed or as hereafter amended, modified or supplemented.

        "Interest Period" shall mean, with respect to any Eurodollar Borrowing, a period of one month; provided, that (i) the first day of an Interest Period must be a Business Day, and (ii) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case the Interest Period shall end on the next preceding Business Day, and (iii) the last day of each Interest Period shall be the first day of the next succeeding Interest Period.

        "LIBOR" shall mean, for any Interest Period, with respect to any Eurodollar Borrowing, the offered rate for deposits in U.S. Dollars, for a period comparable to the Interest Period and in an amount comparable to the Term Loan appearing on the Reuters Screen LIBO Page as of 11:00 A.M. (London, England time) on the day that is two London Business Days prior to the first day of the Interest Period. If two or more of such rates appear on the Reuters Screen LIBO Page, the rate for that Interest Period shall be the arithmetic mean of such rates. If the foregoing rate is unavailable from the Reuters Screen for any reason, then such rate shall be determined by the Lender from Telerate Page 3750 or, if such rate is also unavailable on such service, then on any other interest rate reporting service of recognized standing designated in writing by the Lender to Borrower; in any such case rounded, if necessary, to the next higher 1/16 of 1.0%, if the rate is not such a multiple.

        "Loan Documents" shall mean and include, as the context requires, this Agreement, the Note, the Guaranty, the Deed to Secure Debt, the Environmental Indemnification Agreement and any and all other instruments, certificates, agreements, documents and writings contemplated hereby or executed in connection herewith.

        "Maturity Date" shall have the meaning set forth in Section 2.01.

        "Obligations" shall mean all amounts owing to the Lender pursuant to the terms of this Agreement or any other Loan Document, including, without limitation, the Term Loan (including all principal and interest payments due thereunder), all obligations pursuant to fees, expenses, indemnification and reimbursement payments, indebtedness, liabilities, and obligations of the Borrower or the Guarantor, direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising, together with all renewals, extensions, modifications or refinancings thereof.

        "Person" shall mean any individual, partnership, firm, corporation, association, joint venture, trust or other entity, or any government or political subdivision or agency, department or instrumentality thereof.


        "Property" shall mean the real property located in Gwinnett County, Georgia and DeKalb County, Georgia, as more particularly described on Exhibit A to the Deed to Secure Debt.

        "Reserve Percentage" shall mean, for any day, the stated maximum rate (expressed as a decimal) of all reserves required to be maintained with respect to liabilities or assets consisting of or including "Eurocurrency liabilities," as prescribed by

Regulation D of the Board of Governors of the Federal Reserve System (or by any other governmental body having jurisdiction with respect thereto), including, without limitation, any basic, marginal, emergency, supplemental, special, transitional or other reserves, the rate so determined to be rounded upward to the nearest whole multiple of 1/100 of 1%.

        "Telerate" shall mean, when used in connection with any designated page and LIBOR, the display page so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying rates comparable to LIBOR).

        "Term Note" or "Note" shall mean a promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit "A" hereto, in an original principal amount of $1,763,850, evidencing the Term Loan, either as originally executed or as it may be from time to time supplemented, modified, amended, renewed or extended.


                                 ARTICLE II

                        AMOUNT AND TERMS OF TERM LOAN

        SECTION 2.01. Term Loan and Note. The Lender hereby agrees to lend, and Borrower hereby agrees to borrow on the Closing Date, upon the terms and conditions set forth in this Agreement, the sum of $1,763,850.00 (the "Term Loan" or "Loan") to be evidenced by the Term Note. The Term Note shall bear interest on the outstanding principal balance from the date of the Term Note to final payment at the rate set forth below and shall mature on January 18, 2001 (the "Maturity Date"), or sooner should the Lender declare the principal and accrued interest on such Term Note to be immediately due and payable as provided for hereinafter. Principal on the Term Note shall be payable in fifty-nine (59) monthly installments of $9,944.44, payable on the last day of each calendar month, commencing on February 29, 1996 and continuing through December 31, 2000, with a final payment in the amount of $1,177,128.04 on the Maturity Date, when the entire unpaid principal balance on the Term Note, together with all accrued and unpaid interest, shall be due and payable in full.

        SECTION 2.02. Interest on Term Note. (a) Except as otherwise provided herein, interest shall accrue on the unpaid principal amount of the Term Note at LIBOR for consecutive Interest Periods of 1 month, plus an additional fifty-five one-hundredths of one percent (0.55%) per annum.

        (b) If the Borrower shall fail to pay on the due date therefor, whether by acceleration or otherwise, any principal owing under the Note, then interest shall accrue on such unpaid principal, and to the extent permitted by law, unpaid interest, from the due date until and including the date on which such amount is paid in full at a rate of interest per annum equal to the sum of two percent (2%) per annum plus the higher of (i) the interest rate otherwise applicable to the Term Loan and (ii) the Base Rate (the "Default Rate").

        SECTION 2.03. Calculation of Interest. Interest payable hereunder shall be calculated on the basis of the actual days elapsed in a 360 day year.

        SECTION 2.04. Use of Proceeds. The proceeds of the Term Loan will be used by the Borrower solely to repay in full all existing debt secured by the Property as described on Schedule 2.04 attached hereto (the "Refinanced Indebtedness").

        SECTION 2.05. Interest Rate Not Ascertainable etc. In the event that the Lender shall have determined (which determination shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all parties) that on any date for determining the Adjusted LIBO Rate for any Interest Period, by reason of any changes arising after the date of this Agreement affecting the London interbank market, or the Lender's position in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted LIBO Rate, then, and in any such event, the Lender shall forthwith give notice (by telephone confirmed in writing) to Borrower of such determination and a summary of the basis for such determination. Until the Lender notifies Borrower that the circumstances giving rise to the suspension described herein no longer exist (which notice Lender agrees to give to the Borrower upon Lender obtaining knowledge that such circumstances have ceased to exist), the obligations of the Lender to make or permit the Term Loan to remain outstanding past the last day of the then current Interest Period as a LIBOR Borrowing shall be suspended, and the Term Loan shall bear interest at the Base Rate.

         SECTION 2.06. Illegality.

        (a) In the event that Lender shall have determined (which determination shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all parties) at any time that the making or continuance of any Eurodollar Borrowing has become unlawful by compliance by Lender in good faith with any applicable law, governmental rule, regulation, guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, in any such event, the Lender shall give prompt notice (by telephone confirmed in writing) to Borrower of such determination and a summary of the basis for such determination.

        (b) Upon the giving of the notice to Borrower referred to in subsection
(a) above, Lender's obligation to make Eurodollar Borrowings shall be immediately suspended, and the Term Loan shall be converted to a Base Rate Borrowing.

        SECTION 2.07. Increased Costs. If, after the date hereof, by reason of
(x) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (y) the compliance with any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law):

        (i) Lender shall be subject to any tax, duty or other charge with respect to the Eurodollar Borrowings, or its obligation to make Eurodollar Borrowings, or the basis of taxation of payments to Lender of the principal of or interest on Eurodollar Borrowings or its obligation to make Eurodollar Borrowings shall have changed (except for changes in the tax on the overall net income of Lender, or franchise taxes applicable thereto, in each case, as imposed by the jurisdiction in which Lender's principal executive office is located); or

        (ii) any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or requirement similar against assets of, deposits with or for the account of, or credit extended by, Lender's applicable lending office shall be imposed or deemed applicable or any other condition affecting Eurodollar
    Borrowings or its obligation to make Eurodollar Borrowings shall be imposed on Lender or its applicable lending office or the London interbank market;

and as a result thereof there shall be any increase in the cost to Lender of agreeing to make or making, funding or maintaining Eurodollar Borrowings (except to the extent already included in the determination of the applicable Adjusted LIBO Rate for Eurodollar Borrowings) or its obligation to make Eurodollar Borrowings or there shall be a reduction in the amount received or receivable by Lender or its applicable lending office, then

Borrower shall from time to time, upon written notice from and demand by Lender on Borrower, pay to the Lender for the account of Lender within five Business Days after the date of such notice and demand, additional amounts sufficient to indemnify Lender against such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower by Lender in good faith and accompanied by a statement prepared by the such Lender describing in reasonable detail the basis for and calculation of such increased cost, shall constitute prima facie evidence of the matters contained therein. This Section 2.07 shall survive the termination of this Agreement and the repayment of the Term Loan provided that, in the event that the Lender fails to make written demand for indemnification or compensation pursuant to this Section 2.07 hereof within one year after the date that the Lender receives actual notice or obtains actual knowledge of the promulgation of a law, rule, order or interpretation or occurrence of another event giving rise to a claim pursuant to this Section, the Borrower shall not have any obligation to pay any amount with respect to claims accruing prior to the date which is one year preceding such written demand.

        SECTION 2.08. Capital Adequacy. Without limiting any other provision of this Agreement, in the event that the Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy not currently in effect or fully applicable as of the Closing Date, or any change therein or in the interpretation or application thereof after the Closing Date, or compliance by the Lender with any request or directive regarding capital adequacy not currently in effect or fully applicable as of the Closing Date (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from a central bank or governmental authority or body having jurisdiction, does or shall have the effect of reducing the rate of return on the Lender's capital as a consequence of its obligations hereunder to a level below that which the Lender could have achieved but for such law, treaty, rule, regulation, guideline or order, or such change or compliance (taking into consideration the Lender's policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then within ten (10) Business Days after written notice and demand by the Lender), Borrower shall from time to time pay to the Lender additional amounts sufficient to compensate the Lender for such reduction (but, in the case of outstanding Base Rate Borrowings, without duplication of any amounts already recovered by the Lender by reason of an adjustment in the applicable Base Rate). Each certificate as to the amount payable under this
Section 2.08 (which certificate shall set forth the basis for requesting such amounts in reasonable detail), submitted to Borrower by the Lender in good faith, shall constitute prima facie evidence of the matters contained therein. This Section 2.08 shall survive the termination of this Agreement and the repayment of the Term Loan provided that, in the event that the Lender fails to make written demand for indemnification or compensation pursuant to this Section 2.08 hereof within one year after the date that the Lender receives actual notice or obtains actual knowledge of the promulgation of a law, rule, order or interpretation or occurrence of another event giving rise to a claim pursuant to this Section, the Borrower shall not have any obligation to pay any amount with respect to claims accruing prior to the date which is one year preceding such written demand.

        SECTION 2.09. Prepayment. The Borrower may prepay the Term Loan at any time in whole or in part, together with all accrued and unpaid interest thereof; provided that, the Borrower shall give the Lender two days' notice of any prepayment and such prepayment shall be made on the last day of an Interest Period. Any partial prepayment of the Term Loan shall be in a minimum amount of $100,000.00 and in integral multiples thereof and shall be applied to installments of principal in inverse order of their maturity.

        SECTION 2.10. Making of Payments. All payments of principal of, or interest on, the Note and all other amounts due hereunder shall be made in immediately available funds to the Lender at its principal office in Atlanta, Georgia.


                                 ARTICLE III

                           CONDITIONS TO TERM LOAN

        The obligation of the Lender to advance the Term Loan to the Borrower is subject to the satisfaction of the condition that the Lender shall have received the following, each dated as of the Closing Date, in form and substance satisfactory to the Lender:

        (a) The duly completed Note;

        (b) The duly completed counterpart of this Agreement;

        (c) The duly executed Guaranty;

        (d) The duly executed Environmental Indemnification Agreement;

        (e) The duly executed closing certificate of Borrower and Guarantor in substantially the form of Exhibit "C" attached hereto and appropriately completed;

        (f) the duly executed Deed to Secure Debt and accompanying UCC-l fixture filing and UCC-2 Notice Filing;

        (g) title commitments with respect to the Property subject to the Deed to Secure Debt in an amount and in a form reasonably satisfactory to the Lender;

        (h) as-built surveys of the Property subject to the Deed to Secure Debt certified to the Lender;

        (i) Phase I environmental reports with respect to the Property subject to the Deed to Secure Debt disclosing only such matters as may be reasonably acceptable to the Lender, and if necessary, additional Phase II environmental reports;

        (j) certificates of the Secretary or Assistant Secretary of the Borrower and the Guarantor, respectively, attaching and certifying copies of the resolutions of the boards of directors approving the transactions contemplated herein;

        (k) certificates of the Secretary or an Assistant Secretary of the Borrower and the Guarantor, respectively, certifying (i) the name, title and true signature of each officer of such entities executing the Loan Documents, and (ii) the bylaws of the Borrower and the Guarantor, respectively;

        (l) certified copies of the certificate or articles of incorporation of the Borrower and the Guarantor, respectively, certified by the Secretary of State or the Secretary or Assistant Secretary of the Borrower and the Guarantor, respectively, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation or organization of the Borrower and the Guarantor, respectively;

        (m) agreement by the lenders of the Refinanced Indebtedness to accept payment in full of all obligations outstanding under the Refinanced Indebtedness and termination of all credit facilities relating thereto and to release all liens securing such obligations;

        (n) the favorable opinion of Alston & Bird, counsel to the Borrower and the Guarantor, substantially in the form of Exhibit "D" addressed to the Lender;

        (o) Payment of the amount of intangible recording tax due upon recordation of the Deed to Secure Debt;

        (p) Evidence satisfactory to the Lender that the Guarantor has acquired 100% of the outstanding stock of the Borrower; and

        In addition to the foregoing, the following conditions shall have been satisfied or shall exist, all to the satisfaction of the Lender, as of the time the Term Loan is made hereunder:

                (x) the Term Loan to be made on the Closing Date and the use of proceeds thereof shall not contravene, violate or conflict with, or involve the Lender in a violation of, any law, rule, injunction, or regulation, or determination of any court of law or other governmental authority;

                (y) all corporate proceedings and all other legal matters in connection with the authorization, legality, validity and enforceability of the Loan Documents shall be reasonably satisfactory in form and substance to the Lender; and

                (z) At the time of the making of the Term Loan, all representations and warranties of the Guarantor and the Borrower set forth herein shall be true and correct, and after giving effect to the Term Loan, there shall exist no Default or Event of Default hereunder.



                                 ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES

        The Guarantor, on behalf of itself and its Subsidiaries and the Borrower, each hereby represent and warrant to the Lender as of the Closing Date that all representations and warranties set forth in Article V of the Fuqua Credit Agreement, which representations and warranties are, for the benefit of the Lender, incorporated by reference herein (including the definition of terms used therein which appear in the other provisions of the Fuqua Credit Agreement), irrespective of any termination, modification or amendment or consent or waiver to such representations and warranties or termination of the Fuqua Credit Agreement are true and correct as if made on such date; provided that (i) all references to "each Lender", the "Lenders", the "Required Lenders" or "Agent" shall be deemed to mean the Lender; (ii) all references to "this Agreement" and any "Note" shall be deemed to mean this Agreement and the Note rather than the Fuqua Credit Agreement and any note delivered pursuant thereto; (iii) the words "hereunder" and "hereby" and the like shall be deemed to refer to this Agreement rather than the Fuqua Credit Agreement; (iv) all references to Closing Date shall mean the Closing Date as defined herein; and
(v) the definition of "Refinanced Indebtedness" and the schedule related thereto shall be deemed to have the meaning set forth herein.


                                  ARTICLE V

                                  COVENANTS

        SECTION 5.01. Incorporation By Reference of the Fuqua Credit Agreement. The Guarantor and the Borrower hereby covenant and agree that so long as any Obligations remain unpaid, each will comply with each of the covenants set forth in Articles VI and VII of the Fuqua Credit Agreement (which for the purposes hereof the Borrower shall be deemed to be a party thereto), which covenants are, for the benefit of the Lender, incorporated by reference herein (including the definitions of the terms used therein which appear in other provisions of the Fuqua Credit Agreement), irrespective of any termination, modification, amendment or consent or waiver relating to such covenants or termination of the Fuqua Credit Agreement; provided that, (i) any reference to any "Lender" or the "Agent" or the "Required Lenders" shall be deemed to mean the Lender, (ii) all references to "Borrower" shall be deemed to mean the Guarantor and the Borrower, as the case may be, and all references to the "Credit Parties" shall be deemed to refer to the Guarantor and the Borrower collectively, (iii) the terms "Default" and "Event of Default" shall be deemed to have the meanings given such terms herein, (iv) all reference to this "Agreement", any "Note", any "Loan", any "Borrowing" or the "Credit Documents" shall be deemed to mean this Agreement and the Note, the Term Loan and the Loan Documents as defined herein.

        SECTION 5.02. Effect of Amendment of Fuqua Credit Agreement. Notwithstanding the foregoing Section 5.01, any modification, amendment or consent or waiver relating to the covenants or other provisions incorporated herein from the Fuqua Credit Agreement entered into while the Lender is a party to the Fuqua Credit Agreement shall be automatically incorporated into or honored for purposes of this Agreement with the same force and effect.

        SECTION 5.03 Termination or Withdrawal of Lender from Fuqua Credit Agreement. In the event that indebtedness outstanding pursuant to the Fuqua Credit Agreement is paid in full or the Fuqua Credit Agreement is otherwise terminated or the Lender is no longer a party thereto, the Borrower, the Lender and Guarantor agree to negotiate in good faith replacement covenants for this Agreement. Until such time as appropriate amendments or modifications to this Agreement are executed by the parties, however, the provisions of Section 5.01 shall remain in full force and effect.

        SECTION 5.04 Covenants of Guarantor. Although the Guarantor is not a borrower under this Agreement, as an inducement for the Lender to extend the Term Loan to the Borrower, the Guarantor hereby covenants and agrees with the Lender to comply with the covenants described above on the terms and conditions described above. The Guarantor acknowledges that the Lender has materially relied on and will continue to materially rely on the representations and warranties of Guarantor incorporated by reference in Article IV of this Agreement and on the covenants of Guarantor set forth in Article V of this Agreement in extending the Commitment to the Borrower.


                                 ARTICLE VI

                       EVENTS OF DEFAULT AND REMEDIES

        SECTION 6.01. Events of Default. Any one or more of the following shall constitute an Event of Default hereunder:

        (a) the Borrower shall default in the payment of any part of the principal of the Note when the same shall become due and payable or shall default in the payment of any installment of interest on the Note or any other amount payable hereunder; or

        (b) any representation or warranty made by the Borrower or the Guarantor in this Agreement, any other Loan Document, or in any report, certificate or other instrument furnished in connection with this Agreement or the Note or any other Loan Document shall prove to have been false in any material respect on the date made or deemed to have been made; or

        (c) the Borrower or the Guarantor shall default in the performance of any of the covenants contained in this Agreement or any other Loan Document beyond any period of grace provided herein or therein; or

        (d) the Borrower shall default in the performance of any other covenants herein (including covenants incorporated herein) and such default shall not have been remedied within 30 days after written notice thereof shall have been given to the Borrower by the Lender; or

        (e) the Borrower or the Guarantor shall commence a voluntary case concerning itself under the Bankruptcy Code or applicable foreign bankruptcy laws; or an involuntary case for bankruptcy is commenced against the Borrower or the Guarantor and the petition is not controverted within 20 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) or similar official under applicable foreign bankruptcy laws is appointed for, or takes charge of, all or any substantial part of the property of the Borrower or the Guarantor; or the Borrower or the Guarantor commences proceedings of its own bankruptcy or to be granted a suspension of payments or any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to the Borrower or the Guarantor or there is commenced against the Borrower or the Guarantor any such proceeding which remains undismissed for a period of 60 days; or the Borrower or the Guarantor is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or the Guarantor suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or the Guarantor makes a general assignment for the benefit of creditors; or the Borrower or the Guarantor shall fail to pay, or shall state in writing that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Borrower or the Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or the Borrower or the Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate action is taken by the Borrower or the Guarantor for the purpose of effecting any of the foregoing; or

        (f) Borrower or the Guarantor shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its property through legal proceedings or distraint which is not vacated within thirty days from the date thereof; or

        (g) there shall occur an "Event of Default" as such term is defined in the Fuqua Credit Agreement, including without limitation, the events of default set forth in Sections 8.05 through 8.12 of Article VIII of the Fuqua Credit Agreement, which paragraphs are for the benefit of the Lender, incorporated by reference herein (including the definitions of the terms used therein which appear in other provisions of the Fuqua Credit Agreement); irrespective of any termination, modification or amendment or consent or waiver relating to such events of default or the termination of the Fuqua Credit Agreement; and provided that (i) all references to the "Notes" shall be deemed to mean the Note rather than any note delivered pursuant to the Fuqua Credit Agreement, (ii) all references to the "Agent" or the "Lenders" shall be deemed to mean the Lender, and (iii) all references to the "Borrower" shall be deemed to refer to the Guarantor; or

        (h) the Guarantor shall cease to own and control 100% of the outstanding stock of the Borrower; or

        (i) the Lender shall cease, for any reason, to have a first priority lien on, and security title to, the Property pursuant to the Deed to Secure Debt; or

        (j) the Guaranty shall cease to be in full force and effect for any reason or the Guarantor shall cease to terminate, deny or disaffirm its liability thereunder.

        SECTION 6.02. Remedies on Default.

        Upon the occurrence and during the continuation of an Event of Default (other than an Event of Default described in Section 6.01(e) when the termination and acceleration described below shall be automatic), the Lender shall (i) terminate all obligations of the Lender to the Borrower, including, without limitation, all obligations to advance the Term Loan under this Agreement, (ii) declare the Note, including, without limitation, principal, accrued interest and costs of collection (including, without limitation, reasonable attorneys' fees if collected by or through an attorney at law or in bankruptcy, receivership or other judicial proceedings) immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived. Upon the occurrence of an Event of Default and acceleration of the Note as provided in (a) or (b) above, the Lender may pursue any remedy available under this Agreement, under the Note, or under any other Loan Document, or available at law or in equity, all of which shall be cumulative.

The order and manner in which the rights and remedies of the Lender under the Loan Documents and otherwise may be exercised shall be determined by the Lender. All payments with respect to this Agreement received by the Lender after the occurrence of an Event of Default and acceleration of the Note shall be applied first, to the costs and expenses actually incurred by the Lender, second, to the payment of accrued and unpaid fees of the Lender, third, to the payment of accrued and unpaid interest on the Note, to and including the date of such application, fourth, to the unpaid principal of the Note, and fifth, to the payment of all other amounts then owing to the Lender under the Loan Documents. No application of the payments will cure any Event of Default or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents or prevent the exercise, or continued exercise, of rights or remedies of the Lender hereunder or under applicable law.


                                 ARTICLE VII

                                MISCELLANEOUS

        SECTION 7.01. No Waiver. No delay or failure on the part of the Lender or any holder of the Note in the exercise of any right, power or privilege granted under this Agreement, under any other Loan Document, or available at law or in equity, shall impair any such right, power or privilege or be construed as a waiver of any Event of Default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against the Lender unless made in writing and signed by the Lender, and then only to the extent expressly specified therein.

        SECTION 7.02. Notices. Unless otherwise provided herein, all notices, requests and other communications provided for hereunder shall be in writing and shall be given at the address set forth for each party on the signature pages hereto.

        SECTION 7.03. Governinq Law. This Agreement and all other Loan Documents shall be governed by and interpreted in accordance with the laws of the State of Georgia.

        SECTION 7.04. Successors and Assigns. This Agreement shall bind and inure to the benefit of the Borrower and the Lender, and their respective successors and assigns; provided, however, neither the Borrower nor the Lender shall have no right to assign its rights or obligations hereunder to any Person. Notwithstanding anything in this Agreement to the contrary, the Lender shall have the right, but shall not be obligated, to sell participations in the loans made pursuant hereto to affiliates of the Lender, other banks, financial institutions and investors with notice to, and the consent of the Borrower; provided that no notice to, nor consent of, the Borrower shall be required for sales of participations to Affiliates of the Lender; provided, however, that any participant shall have no rights hereunder.

        SECTION 7.05. Amendments; Consents. No amendment, modification, supplement, termination, or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any Subsidiary therefrom, may in any event be effective unless in writing signed by the Lender, and then only in the specific instance and for the specific purpose given.

        SECTION 7.06. Rights Cumulative. All rights, powers and privileges granted hereunder shall be cumulative to and shall not be exclusive of any other rights, powers and privileges granted by any other Loan Document or available at law or in equity.

        SECTION 7.07. Set-Off. Upon the occurrence and during the continuation of an Event of Default, Borrower authorizes Lender, without notice or demand, to apply any indebtedness due or to become due to Borrower from Lender in satisfaction of any of the indebtedness, liabilities or obligations of Borrower under this Agreement, under any other Loan Document or under any other note, instrument, agreement, document or writing of Borrower held by or executed in favor of Lender including, without limitation, the right to set-off against any deposits or other cash collateral of Borrower held by Lender.

        SECTION 7.08. Indemnity. Borrower agrees to protect, indemnify and save harmless Lender, and all directors, officers, employees and agents of Lender, from and against any and all (i) claims, demands and causes of action of any nature whatsoever brought by any Person not a party to this and arising from or related or incident to this Agreement or any other Loan Document, (ii) costs and expenses incident to the defense of such claims, demands and causes of action, including, without limitation, attorneys' fees, and (iii) liabilities, judgments, settlements, penalties and assessments arising from such claims, demands and causes of action. The indemnity contained in this section shall survive the termination of this Agreement.

        SECTION 7.09. Usury. It is the intent of the parties hereto not to violate any federal or state law, rule or regulation pertaining either to usury or to the contracting for or charging or collecting of interest, and Borrower and Lender agree that, should any provision of this Agreement or of the Note, or any act performed hereunder or thereunder, violate any such law, rule or regulation, then the excess of interest contracted for or charged or collected over the maximum lawful rate of interest shall be applied to the outstanding principal indebtedness due to Lender by Borrower under this Agreement.

        SECTION 7.10. Jurisdiction and Venue. Borrower agrees, without power of revocation, that any civil suit or action brought against it as a result of any of its obligations under this Agreement or under any other Loan Document may be brought against it either in the Superior Court of Fulton County, Georgia, or in the United States District Court for the Northern District of Georgia, Atlanta Division, and Borrower hereby irrevocably submits to the jurisdiction of such courts and irrevocably waives, to the fullest extent permitted by law, any objections that it may now or hereafter have to the laying of the venue of such civil suit or action and any claim that such civil suit or action has been brought in an inconvenient forum, and Borrower agrees that final judgment in any such civil suit or action shall be conclusive and binding upon it and shall be enforceable against it by suit upon such judgment in any court of competent jurisdiction.

        SECTION 7.11. Holidays. In any case where the date for any action required to be performed under this Agreement or under any other Loan Document shall be, in the city where the performance is to be made, not a Business Day, then such performance may be made on the next succeeding Business Day.

        SECTION 7.12. Entire Agreement. This Agreement and the other Loan Documents executed and delivered contemporaneously herewith, together with the exhibits and schedules attached hereto and thereto, constitute the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto including, without limitation, any loan commitment from the Lender to the Borrower, are expressly superseded hereby.

        WITNESS the hand of the parties hereto through their duly authorized officers, under seal as of the date first above written.

                       BORROWER:

                       BASIC AMERICAN PRODUCTS, INC.

                       By: JOHN J. HUNTZ, Jr.
                       ----------------------
                       JOHN HUNTZ, Jr.
                       (Vice President)


                       Attest: Mildred Hutcheson
                               ------------------
                               Mildred H. Hutcheson
                               Secretary


                       [Corporate Seal]

                       Address:  2935 Bankers Industrial Drive
                                 Atlanta, Georgia  30360
                                 Attention:  Marc J. Minotto


                       LENDER:

                       SUNTRUST BANK, ATLANTA

                       By: Willem-Jan O. Hattink
                          ----------------------------
                          Title: Group Vice President

                       By: Sheila A. Corcoran
                          ----------------------------
                          Title: Banking Officer

                       Address:  P. O. Box 4418
                                 Atlanta, Georgia  30302
                                 Attention:  Sheila Corcoran

ACCEPTED AND AGREED FOR THE LIMITED PURPOSES SET FORTH ABOVE:


FUQUA ENTERPRISES, INC.

By:  /s/ John J. Huntz, Jr.
     ------------------------------
     John J. Huntz Jr.
     Executive Vice President and
     Chief Operating Officer


Address: One Atlantic Center
         Suite 5000
         1201 W. Peachtree Street
         Atlanta, Georgia 30309-3424
         Attention: John J. Huntz, Jr.